Exhibit 4.2

-Share Certificate No.-	500.COM LIMITED	-No. of shares-

INCORPORATED IN THE CAYMAN ISLANDS

SHARE CERTIFICATE

AUTHORISED CAPITAL :	US$50,000 DIVIDED INTO 700,000,000 CLASS A ORDINARY SHARES OF A PAR VALUE OF US$0.00005 EACH AND 300,000,000 CLASS B ORDINARY SHARES OF A PAR VALUE OF US$0.00005 EACH.

This is to certify that	Name of Shareholder	Of

Address of Shareholder

is the registered holder of   No. of shares (English description) Class Shares                                         fully paid and non-assessable, subject to the rules and laws governing the administration of the Company.

Given under the Common Seal of the said Company
This day of

The Common Seal of the Company was hereunto affixed in the presence of

Director